EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of March 25, 2014 (the “Effective Date”) by and between Clean Diesel Technologies, Inc., a Delaware corporation (“CDTI” or the “Company”), and Pedro J. Lopez-Baldrich (“Executive”).

WHEREAS, CDTI and Executive desire to enter into an agreement setting forth the terms and conditions of Executive’s employment with CDTI;

NOW THEREFORE, in consideration of the mutual promises of the parties and the mutual benefits they will gain by the performance thereof, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree as follows:

1.         Employment.

CDTI employs Executive, and Executive hereby accepts employment with CDTI, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on March 25, 2017.  This Agreement supersedes and replaces any other employment or consulting agreement between Executive and CDTI.

2.         Position and Duties.

(a) Executive shall serve as General Counsel, Corporate Secretary, Vice President, Administration and Interim Office of the CEO of CDTI and shall have the normal duties, responsibilities and authority of such position, subject to the power of the Board of Directors of CDTI (“Board”) to expand or limit such duties, responsibilities and authority.

(b) Executive shall report to the Chief Executive Officer of the Company or Board, in the absence of the Chief Executive Officer.  Executive shall devote Executive’s best efforts and all of Executive’s business time and attention (except for permitted vacation periods, reasonable periods of illness or other incapacity) to the business and affairs of CDTI.  Executive shall perform Executive’s duties and responsibilities hereunder to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

(c) Executive will be subject to, and will comply with, the policies, standards and procedures generally applicable to senior management employees of CDTI from time to time.

3.         Compensation and Benefits.

(a) Base Salary.  Executive will receive an annual base salary of $250,000 per year, less applicable payroll withholdings, payable in accordance with CDTI’s normal payroll practices.  This salary shall be subject to annual review by CDTI in accordance with its general policies as in effect from time to time.

(b) Annual Bonus.  Executive shall be eligible to receive an annual bonus based on CDTI’s achievement of financial objectives established by the Board and the Executive’s achievement of agreed-to personal business objectives.  The amount of any Annual Bonus will be based upon the degree to which such objectives are met, and will vary from 0% of Base Salary to a maximum of 68% of Base Salary with a target of 40% of Base Salary and with payout at the discretion of the Board.  The annual bonus will be prorated based on the number of days Executive is employed during a calendar year.  The bonus with respect to any calendar year shall be payable in the following calendar year no later than 45 days from the date on which audited financial statements covering such calendar year are filed on Form 10-K.

(c) Equity and Cash Incentive.  Executive shall be eligible to receive long term incentive awards correlated to Executive’s salary and calculated using a multiplier determined by the Board. Awards may be comprised of stock options, restricted share units and/or cash compensation. All equity awards shall be issued under and governed by the terms of CDTI’s Incentive Plan and shall be issued at 100% of fair market value on the date of grant. Stock options will be valued using the Company’s customary accounting methodology. All of Executive’s unvested stock options and restricted stock will vest immediately upon Executive’s Termination Without Cause or Resignation for Good Reason concurrent with or subsequent to a Change in Control. “Change in Control” means a change in ownership or control of CDTI effected through any of the following transactions:

(i)   A merger, consolidation or other reorganization, unless securities representing more than fifty-one percent (51%) of the total combined voting power of the voting securities of the successor company are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned CDTI’s outstanding voting securities immediately prior to such transaction; or

(ii)  A sale, transfer or other disposition of all or substantially all of CDTI’s assets in liquidation or dissolution of CDTI; or

(iii) The acquisition, directly or indirectly by any person or related group of persons (other than CDTI or a person that directly or indirectly controls, is controlled by, or is under common control with, CDTI), of beneficial ownership of securities possessing more than fifty-one percent (51%) of the total combined voting power of CDTI’s outstanding securities pursuant to a transfer of the then issued and outstanding voting securities of CDTI by one or more of CDTI’s shareholders; or

(iv)  During any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director of the Board subsequent to the date of adoption of this Plan whose election, or a nomination for election by CDTI’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Board, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if its sole purpose is to change the legal jurisdiction of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction.

(d) Fringe Benefits.  Executive shall be entitled to participate in all of CDTI’s employee benefit programs for which CDTI employees are generally eligible, subject to the terms and conditions of such programs.  Those programs currently include group medical, dental and vision insurance; 401(k) plan; life insurance; short-term and long-term disability insurance; and paid vacation and sick leave.  All benefits are subject to change at the sole discretion of the Board and/or CDTI.

(i)  Executive shall be entitled to four (4) weeks of vacation per year, with a maximum accrual of eight (8) weeks.  Such vacation time shall accrue and will be paid out upon Termination subject to customary payroll withholding in accordance with CDTI’s general practices.

(e) Reimbursement of Business Expenses.  CDTI shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement which are consistent with CDTI’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to CDTI’s requirements with respect to reporting and documentation of such expenses.  Such reimbursements shall be payable in accordance with CDTI’s general reimbursement practices.

4.         Termination.

(a) Employment At-Will and Termination.  Executive’s employment with CDTI will be “at will” (i.e., either Executive or CDTI may terminate Executive’s employment at any time for any reason, with or without Cause).  Executive’s employment and this Agreement may be terminated as follows:

(i)   Either party may terminate this Agreement and Executive’s employment for any reason upon thirty (30) days’ written notice to the other party that this Agreement is being terminated;

(ii)  The parties may terminate this Agreement and Executive’s employment for any reason without notice upon mutual written agreement of the parties;

(iii) CDTI may terminate Executive’s employment and this Agreement upon written notice to Executive at any time that the Board has determined that there is Cause for such termination.  For purposes of this Agreement, “Cause” shall mean Executive’s (A) gross negligence or severe or continued misconduct in the performance of Executive’s material duties; (B) commission of or pleas of “guilty” or “no contest” to a felony offense or commission of any unlawful or criminal act which would be detrimental to the reputation or character of CDTI; (C) participation in fraud or an act of dishonesty against CDTI; (D) intentional material damage to or misappropriation of CDTI property; material breach of company policies or regulations, or (E) material breach of this Agreement that is not cured to CDTI’s reasonable satisfaction within five (5) days after written notice thereof to Executive (provided that any such breach which is not capable of cure, shall immediately constitute “Cause”);

(iv) This Agreement shall terminate immediately upon Executive’s death or Disability.  “Disability” means Executive’s physical or mental incapacity to perform a substantial portion of his duties and responsibilities for any period or periods which, in the aggregate, total 90 or more calendar days within any 12-month period; or

(v)   Executive may resign for Good Reason.  For purposes of this Agreement, Executive will have Good Reason to terminate Executive’s employment with CDTI upon the occurrence of any of the following:  (A) a material diminution in the nature or scope of Executive’s responsibilities, duties or authority; (B) CDTI’s requirement that Executive be based at any location more than 50 miles from Executive’s current CDTI office location in Ventura; (C) any other action or inaction that constitutes a material breach by CDTI of this Agreement; or (D) a material diminution in Executive’s Base Salary unless such reduction is part of an across-the-board reduction for the Chief Executive Officer and his/her direct reports (except that an across-the-board reduction resulting in the diminution in Executive’s Base Salary due to or within six (6) months of a Change in Control is excluded and still constitutes Good Reason). Executive may not resign for Good Reason unless (A) Executive provides written notice of Executive’s intent to resign to the Board and of the occurrence of Good Reason for resignation under this paragraph within ninety (90) days of the initial existence of such reason and (B) CDTI has not remedied the alleged violation(s) within thirty (30) days of receipt of such written notice.  For purposes of this paragraph written notice must include a detailed description of the facts and circumstances of the violation allegedly constituting Good Reason and such notice must be given in accordance with applicable CDTI policy, or in the absence of such policy, to the Chair of the Board or the General Counsel of CDTI.

(b) Payments Upon Termination.  Upon termination of Executive’s employment for any reason, Executive shall be entitled to receive any salary and benefits that are accrued and unpaid as of the date of termination.

(i)  Termination for Cause or Resignation.  If Executive resigns Executive’s employment for any reason other than for Good Reason pursuant to Paragraph 4(a)(v) above, is terminated by CDTI or the Board for Cause pursuant to Paragraph 4(a)(iii), or is terminated by mutual agreement of the parties pursuant to Paragraph 4(a)(ii) above, all compensation and benefits will cease immediately and Executive will receive none of the Severance Benefits (as defined below) or any other severance pay.

(ii) Termination Without Cause or Executive’s Resignation for Good Reason.  If Executive resigns for Good Reason under Paragraph 4(a)(v) above or Executive’s employment with CDTI is terminated by CDTI for any reason other for Cause or mutual agreement of the parties pursuant to Paragraph 4(a)(ii) above, subject to Paragraph 4(c) below, Executive will receive the following compensation (“Severance Benefits”):

(A)

an amount equal to twelve (12) months of Executive’s current base salary at the time of termination (less required withholdings) payable pursuant to the Company’s regular payroll practices commencing on the later of the day after the expiration of the revocation period of the Release (as defined below) or 35 days after Executive’s termination date;

(B)

for a period of twelve (12) months following Executive’s termination date, continue Executive’s medical, dental and vision coverage under the Company’s group health plan as in effect immediately before Executive’s termination, after which Executive may elect continuation coverage at his own expense under COBRA (section 4980 of the Internal Revenue Code of 1986 [the “Code”] and the California Continuation Benefits Replacement Act (“Cal-COBRA”); provided, however, that such extended coverage will only be provided to the extent that it is not discriminatory under section 105(h) of the Code or under any other section of the Code or other applicable law.  If the extension of such coverage would be discriminatory under section 105(h) of the Code or other applicable law, CDTI shall in lieu of extending coverage under its group health plan reimburse Executive for the cost of  individual (providing care for Executive and his family) medical, dental and vision coverage for a period of twelve (12) months after he exhausts available COBRA and Cal-COBRA; provided, however, that if such payment is discriminatory under applicable law, CDTI may in its sole discretion increase the payment in part (a) above (including applicable gross-up); and

(C)

an amount equal to a prorated portion (based on the number of full months of service) of Executive’s Annual Bonus for the year in which the termination occurs calculated and payable pursuant to the terms of the applicable bonus program in effect as determined by the Board; provided, however, that such payment shall be made to the Executive within 45 days of the 10-K as above.

(iii) Disability.  If Executive’s employment is terminated due to Disability, subject to Paragraph 4(c) below, Executive will receive the following compensation (“Severance Benefits”):

(A)

an amount equal to six (6) months of Executive’s current base salary at the time of termination (less required withholdings) payable pursuant to the Company’s regular payroll practices commencing on the later of the day after the expiration of the revocation period of the Release (as defined below) or 35 days after Executive’s termination date;

(B)

for the period of six (6) months following Executive’s termination date, continue medical, dental and vision coverage under the Company’s group health plan in effect immediately before Executive’s termination, after which Executive may elect continuation coverage at his own expense under COBRA (section 4980 of the Internal Revenue Code of 1986 [the “Code”] and the California Continuation Benefits Replacement Act (“Cal-COBRA”); provided, however, that such extended coverage will only be provided to the extent that it is not discriminatory under section 105(h) of the Code or under any other section of the Code or other applicable law.  If the extension of such coverage would be discriminatory under section 105(h) of the Code or other applicable law, CDTI shall in lieu of extending coverage under its group health plan reimburse Executive for the cost of  individual (providing care for Executive and his family)  medical, dental and vision coverage for a period of six (6) months after he exhausts available COBRA and Cal-COBRA; provided, however, that if such payment is discriminatory under applicable law, CDTI may in its sole discretion increase the payment in part (a) above (including applicable gross-up); and

(C)

an amount equal to a prorated portion (based on the number of full months of service) of Executive’s Annual Bonus for the year in which the termination occurs calculated and payable pursuant to the terms of the applicable bonus program in effect as determined by the Board; provided, however, that such payment shall be made to the Executive within 45 days of 10-K as above.

 (D)

Notwithstanding the foregoing, any benefits that Executive shall become entitled to receive under CDTI’s long-term disability insurance program as it may from time to time be in effect shall reduce the Severance Benefits payable under this Paragraph 4(b)(ii).

(c) Release and Commencement of Severance Benefits.  As a condition of receiving any Severance Benefits under this Paragraph 4, Executive is required to sign (and not revoke) a Severance Agreement and Release of All Claims (“Release”) against CDTI and related entities and individuals, in a form to be provided by CDTI, within 45 days after his termination date.  Payment of Severance Benefits shall not commence until after the time for revocation of the Release has expired (if the period for signing and not revoking the Release begins in one taxable year for the Executive and ends in the subsequent taxable year, the payment of any Severance Benefits will begin in the second taxable year).

(d) 409A.  The parties intend that the Severance Benefits provided under this Agreement will be deemed not to be deferred compensation subject to section 409A of the Code (“section 409A”) to the maximum extent provided in the exceptions provided in the Treasury Regulations for short term deferrals (section 1.409A-1(b)(4)) and separation pay plans (section 1.409A-1(b)(9)). All Severance Benefits shall be paid within the period ending no later than the last day of the second taxable year of the Executive following the taxable year in which the Executive’s separation from service occurs, in conformance with section 1.409A-1(b)(9) of the Treasury Regulations.  To the extent that the payment of any amount under this Paragraph 4 constitutes deferred compensation, any payment or benefit due upon Executive’s termination of employment will only be paid or provided to Executive once Executive’s termination qualifies as a “separation from service” under section 409A.  If Executive is a “specified employee” within the meaning of section 409A, any such payment scheduled to occur during the first six (6) months following Executive’s separation from service shall not be paid until the first regularly scheduled pay period following the six (6) month anniversary date of such separation from service and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(e) Return of Property.  Upon termination of Executive’s employment or whenever requested by CDTI, Executive will immediately return all CDTI property, tangible or (where returnable) intangible, in Executive’s possession.

(f) Upon termination of Executive’s employment with CDTI for any reason, Executive shall promptly resign from any position as an officer, director or fiduciary of CDTI.

5.         Protection of Confidential Information.

(a) Executive acknowledges entry into an Employee Confidential Non-Disclosure Agreement on August 30, 2013 and agrees that in connection with his employment with CDTI, he will be given access to or will obtain Confidential Information (as defined below) with respect to CDTI’s business and employees.  Executive will use the Confidential Information only to carry out Executive’s job duties under this Agreement.  Executive will hold this information strictly confidential and will not use or disclose it, except in performance of Executive’s obligations to CDTI, without CDTI’s express written consent.  Executive’s obligation to maintain the confidentiality of the Confidential Information of CDTI and to refrain from using such information for any improper purpose will continue during Executive’s employment with CDTI and at all times thereafter, unless and to the extent that such Confidential Information (i) was otherwise available to Executive from a source other than CDTI, (ii) becomes generally known to, and available for use by, the public other than as a result of the acts or omissions of the Executive in contravention of this Paragraph 5, or (iii) is required to be disclosed by applicable law, court order or other legal process.

(b) Executive shall deliver to CDTI at the termination of his employment, or at any other time CDTI may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of CDTI which Executive may then possess or have under Executive’s control.

(c) “Confidential Information” includes but is not limited to the following:  (i) trade secrets, ideas, processes, formulas, data, programs, other works of authorship, knowhow, improvements, discoveries, developments, designs and techniques; (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices, costs, supplies, customers and information regarding the skills and compensation of other employees, directors or consultants of CDTI or any Affiliate; (iii) confidential marketing information (including without limitation marketing strategies, customer or client names and requirements for product and services, prices, margins and costs); and (iv) other confidential business information of CDTI or any Affiliate.  For purposes of this Agreement, “Affiliate” means any trade or business under common control with CDTI, as that term is defined in sections 414(b) and 414(c) of the Code.

6.         Protection of Intellectual Property.

Executive agrees that all inventions, innovations, improvements, developments, methods, techniques, processes, algorithms, data, databases, designs, analyses, drawings, reports, and all similar or related information, all software, copyrights, and other works of authorship, all other intellectual property or proprietary rights (including any patents, registrations or similar rights that may issue from the foregoing), and all tangible embodiments of any of the foregoing (in any form or medium, whether now known or hereafter existing), which relate to CDTI’s or any Affiliate’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed, contributed to, or made by Executive while employed by CDTI or any Affiliate thereof (collectively, “Work Product”), belong to and are the property of CDTI or such Affiliate, as applicable, and Executive hereby assigns to CDTI or such Affiliate, as applicable, any right, title and interest Executive may have in and to the Work Product, free and clear of any claims for compensation or restrictions on the use or ownership thereof.  Executive will promptly disclose such Work Product to CDTI and perform all actions reasonably requested by CDTI (whether during or after his employment) to establish, record, perfect and otherwise confirm such ownership, and protect, maintain and enforce CDTI’s and the Affiliate’s rights, as applicable, in such Work Product (including, without limitation, by executing assignments, consents, powers of attorney, and other instruments and providing affidavits and testifying in any proceeding).

7.         Post-Employment Covenants.

(a) Non-Solicitation of Employees.  For a period of two (2) years following termination of Executive’s employment with CDTI, Executive shall not knowingly solicit or encourage, directly or indirectly, in person or through others, any employee of the Company whom Executive worked with at the Company or any Affiliate to terminate his or her relationship with the Company or its Affiliate or to alter his or her relationship with the Company to the Company’s detriment; provided, however, that generalized advertisement of employment opportunities including in trade or industry publications (not focused specifically on or directed in any way at the employees or an employee of CDTI) shall not be deemed to cause a breach of this Paragraph 7(a).

(b) Non-Solicitation of Customers. For a period of two (2) years following termination of Executive’s employment with CDTI, Executive shall not knowingly solicit, divert or take away, or attempt to solicit, divert or take away, any person, firm or company that was, at any time during the period of twelve (12) months preceding the termination of Executive’s employment, a client of CDTI and with whom during that twelve (12) month period Executive had business dealings on behalf of CDTI or any Affiliate, for the purpose of selling or providing a product or service that competes with or displaces a product or service of CDTI that Executive had some material involvement in or received Confidential Information about while employed by CDTI.

(c) If, at the time of enforcement of this Paragraph 7, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing with respect to (i) any part of the time period covered by these covenants, (ii) any activity covered by these covenants, or (iii) any other aspect of these covenants, any adverse determination will be implemented as narrowly as possible and will not affect these covenants with respect to any other time period, activity or other aspect covered by these covenants.

(d) Enforcement.  Each of the parties acknowledges that (i) the covenants and restrictions contained in this Paragraph 7, and the protections for Confidential Information and Work Product under Paragraphs 5 and 6, are necessary, fundamental and required for the protection and continued conduct of CDTI’s business, (ii) such covenants and restrictions relate to matters which are of a special, unique and extraordinary character and which give these covenants a special, unique value and (iii) breach of these covenants may cause CDTI or its Affiliates irreparable harm which cannot be adequately compensated by monetary damages, and therefore in the event of a breach or threatened breach of this Agreement, CDTI or its Affiliates or their applicable successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or immediate injunctive or other relief in order to enforce, or prevent any breaches of, the provisions of this Agreement.  Executive agrees that the restrictions contained in Paragraphs 5, 6 and 7 are reasonable.

8.         General Provisions.

(a) Arbitration.  Except for claims for injunctive relief brought pursuant to Paragraph 7, any dispute or controversy arising out of or relating to this Agreement, or the employment relationship created by this Agreement, including the termination of that relationship and any allegations of unfair or discriminatory treatment arising under state or federal law or otherwise, will be resolved exclusively by final and binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy.  The arbitration shall be administered by the Judicial Arbitration and Mediation Service (“JAMS”) (www.jamsadr.com) and shall be conducted exclusively under the then-current Employment Arbitration Rules & Procedures and JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, and the California Code of Civil Procedure (available at www.jamsadr.com).  The arbitration will take place before a single neutral arbitrator in Ventura, California.  CDTI shall be responsible for the fees and expenses of the arbitrator in connection with the Arbitration.  Executive shall be responsible for his attorney fees and any costs required by JAMS necessary to commence the arbitration, if so commenced at Executive’s request, but in no event shall Executive be responsible for any costs beyond those which he would be required to incur if he filed a civil action in court concerning the dispute or controversy.  The parties shall have all the rights, remedies and defenses available in a civil action for the dispute or controversy.  The arbitrator shall issue a written award that includes the arbitrator’s essential findings and conclusions, and shall have the authority to assess attorneys’ fees and costs of the prevailing party to the losing party.  The arbitrator will not have the authority to amend, modify, supplement or change the terms and conditions of employment as set forth in this Agreement.  This arbitration provision will not prohibit either party from seeking injunctive relief pending the outcome of the arbitration or an order confirming or vacating the award in a court of competent jurisdiction.

(b) Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Complete Agreement.  This Agreement embodies the complete agreement and understanding of the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof.  There are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter of this Agreement, unless expressly referenced in this Agreement.

(d) Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  Facsimile or scanned and emailed counterpart signatures to this Agreement shall be acceptable and binding on the parties hereto.

(e) Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, CDTI and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable.

(f) Governing Law and Jurisdiction.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of California.  Except as provided in Paragraph 8(a), each of the parties hereto submits to the exclusive jurisdiction and venue of any state or federal court sitting in the County of Ventura, California.

(g) Waiver of Jury Trial.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(h) Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of CDTI (as approved by the Board) and Executive.

(i) Representations and Warranties of Executive.  Executive hereby represents and warrants that Executive’s employment with CDTI on the terms and conditions set forth herein and Executive’s execution and performance of this Agreement do not constitute a breach or violation of any other agreement, obligation or understanding with any third party.  Executive represents that Executive is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of Executive’s obligations hereunder or prevent the full performance of Executive’s duties and obligations hereunder.

(j) No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(k) No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement and their respective heirs, executors, administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(l) Notices.  All notices, requests and other communications under this Agreement must be in writing and shall be deemed to have been duly given only if delivered by email or facsimile transmission, personal delivery with written receipt, or mail delivery by overnight courier prepaid, using the following contact information:

If to Executive:	Pedro J. Lopez-Baldrich
_____________________
_____________________
Fax: _________________
email: ________________

If to CDTI:	Clean Diesel Technologies, Inc.
4567 Telephone Road, Suite 100
Ventura, CA 93033
Attention: Nikhil A. Mehta
Fax: 805-639-9466
email: nmehta@cdti.com

(m) Survival.  The covenants contained in Paragraphs 4(b), 5, 6 and 7 will survive any termination or expiration of this Agreement.

(n) Review and Enforceability of Agreement.  Executive represents and warrants that prior to executing this Agreement, Executive reviewed each and every provision of this Agreement and understands same, and that Executive had a full opportunity to have this Agreement review by legal counsel of Executive’s own choosing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

PEDRO J. LOPEZ-BALDRICH, Executive:	CLEAN DIESEL TECHNOLOGIES, INC., By:
By: /s/ Alexander Ellis III

/s/ Pedro J. Lopez-Baldrich	Title: Chairman, Board of Directors
[Signature]

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